Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2005, relating to the financial statements and financial statement schedule of Langer, Inc., as of December 31, 2004 and for the two years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K of Langer, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Jericho, New York
January 4, 2007